As filed with the Securities and Exchange Commission on August 9, 2005

Registration No. 333-119117

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1
TO
FORM F-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROBOGROUP T.E.K LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

13 Hamelacha Street
Afek Industrial Park
Rosh Ha'ayin 49091
Israel
(Address and telephone number of Registrant's principal executive offices)

Intelitek Inc.
444 East Industrial Park Drive
Manchester, NH 03109
Tel: 1-603-625-8600
Fax: 1-603-625-2137

(Name, address and telephone number of agent for service)

Copies of all Correspondence to:
ADRIAN M. DANIELS, ESQ. Yigal Arnon & Co. Azrieli Center Tel Aviv, 67021 Israel Tel: 972-3-608-7864	STEVEN J. GLUSBAND, ESQ. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-732-3200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

DEREGISTRATION OF UNSOLD SECURITIES

        On September 20, 2004 RoboGroup T.E.K. Ltd., an Israeli corporation (the “Registrant”), filed a Registration Statement on Form F-2, Registration No. 333-119117, (the “Registration Statement”) which was declared effective on September 28, 2004, for the registration of the resale of up to 5,957,082 ordinary shares, par value NIS 0.5 per share (the “Shares”), of the Registrant, by certain persons that were to become shareholders of the Registrant in connection with a standby equity distribution agreement entered into by the Registrant and Cornell Capital Partners, L.P.

        The purpose of this Post-Effective Amendment No. 1 is to deregister and remove from registration those Shares previously registered under the Registration Statement that have not been sold as of the date hereof. This action is due to the termination of the offering contemplated by the Registration Statement as a result of the Registrant’s decision to delist and deregister all of its ordinary shares pursuant to a filing under form 15.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-2 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosh Ha’Ayin, Israel, on August 9, 2005.

ROBOGROUP T.E.K. LTD. BY: /S/ Rafael Aravot —————————————— Rafael Aravot Chairman of the Board and Chief Executive Officer